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                                                                  Exhibit (n)




CONSENT OF INDEPENDENT ACCOUNTANTS

We hereby consent to the incorporation by reference in the Prospectus and Statement of Additional Information constituting parts of this Pre-Effective Amendment No. 1 to the registration statement on Form N-2 (the "Registration Statement") of our report dated February 14, 1997, relating to the financial statements and financial highlights appearing in the December 31, 1996 Annual Report to shareholders of The Gabelli Global Multimedia Trust Inc., which are also incorporated by reference into the Registration Statement. We also consent to the references to us under the headings "Financial Highlights" and "Experts" in such Prospectus and under the heading "Financial Statements" in the Statement of Additional Information.


PRICE WATERHOUSE LLP
1177 Avenue of the Americas.
New York, New York 10036
May 21, 1997